Exhibit 10.1

SONIC AUTOMOTIVE, INC.

2012 STOCK INCENTIVE PLAN

INCENTIVE STOCK OPTION AGREEMENT

This Incentive Stock Option Agreement is entered into as of <Date Granted> between SONIC AUTOMOTIVE, INC., a Delaware corporation (the “Company”), and <Name> (the “Participant”).

WHEREAS, the Company has established the Sonic Automotive, Inc. 2012 Stock Incentive Plan pursuant to which the Company may, from time to time, grant stock options to eligible employees and other individuals providing services to the Company and its Subsidiaries; and

WHEREAS, in consideration for the Participant’s service to the Company and/or its Subsidiaries, the Company has determined to grant the Participant an incentive stock option (the “Option”) to purchase shares of the Company’s Class A Common Stock pursuant to the terms and conditions of this Nonstatutory Stock Option Agreement (the “Option Agreement”) and the Plan[, and which Option also is in consideration for and conditioned upon the Participant entering into the Restrictive Covenants and Confidentiality Agreement that accompanies this Option Agreement (unless such Restrictive Covenants and Confidentiality Agreement was previously executed and delivered to the Company in connection with a prior stock incentive award)];

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

1. Definitions. For purposes of this Option Agreement, the following terms have the meanings set forth in the Plan, as generally defined below. Capitalized terms not otherwise defined in this Option Agreement have the meanings indicated in the Plan.

(a) “Cause” means any act(s) or omission(s) that result in, or that have the effect of resulting in, (i) the commission of a crime by the Participant involving moral turpitude, which crime has a material adverse impact on the Company or any Subsidiary or which is intended to result in the personal enrichment of the Participant at the expense of the Company or any Subsidiary; (ii) a material violation of the Participant’s responsibilities; (iii) the Participant’s gross negligence or willful misconduct; or (iv) the continuous, willful failure of the Participant to follow the reasonable directives of the Company’s Board of Directors.

(b) “Committee” means the Compensation Committee of the Company’s Board of Directors or such other committee that is designated by the Board of Directors to administer the Plan. In the event that no such Committee exists or is appointed, “Committee” refers to the Company’s Board of Directors.

(c) “Common Stock” means the Class A Common Stock, par value $.01 per share, of the Company.

(d) “Disability” means the permanent and total disability of the Participant, determined in accordance with the Plan.

(e) “Involuntary Termination Without Cause” means the dismissal of, or the request for the resignation of, the Participant either (i) by court order, order of any court-appointed liquidator or trustee of the Company, or the order or request of any creditors’ committee of the Company constituted under the federal bankruptcy laws, provided that such order or request contains no specific reference to actions or omissions that would constitute Cause; or (ii) by a duly authorized corporate officer of the Company or any Subsidiary, or by the Company’s Board of Directors, for any reason other than for Cause.

(f) “Option” means the option to purchase shares of Common Stock granted to the Participant pursuant to this Option Agreement.

(g) “Option Agreement” means this Incentive Stock Option Agreement between the Company and the Participant.

(h) “Option Period” means the period beginning on the date of this Option Agreement and ending at the close of business <insert number of years – no more than ten years (or five years in the case of a “10% Stockholder”)> years from the date of this Option Agreement.

(i) “Participant” means the person to whom the Option is granted and, as applicable, the estate, personal representative, or beneficiary to whom the Option may be transferred pursuant to this Option Agreement by will or the laws of descent and distribution.

(j) “Plan” means the Sonic Automotive, Inc. 2012 Stock Incentive Plan, as amended from time to time.

(k) “Subsidiary” means a corporation, partnership, limited liability company, joint venture or other entity in which the Company directly or indirectly controls more than 50% of the voting power or equity or profits interests.

(l) “Termination of Service” means the termination of the Participant’s service with the Company and its Subsidiaries. A Participant generally shall be considered to have incurred a Termination of Service if his or her employer ceases to be a Subsidiary. All determinations relating to whether the Participant has incurred a Termination of Service and the effect thereof shall be made by the Committee, including whether a leave of absence shall constitute a Termination of Service, subject to applicable law.

2. Grant of Option. Subject to the terms and conditions set forth in this Option Agreement and the Plan [and to the Participant’s entering into the Restrictive Covenants and Confidentiality Agreement], the Company hereby grants to the Participant the Option to purchase from the Company, at an exercise price of $             per share, up to but not exceeding in the aggregate <number> shares of Common Stock. [Notwithstanding the foregoing, if the Participant has previously executed and delivered to the Company a Restrictive Covenants and Confidentiality Agreement in connection with a prior stock incentive award, the Participant shall be deemed to have satisfied such condition with respect to the grant of this Option.] The Option shall terminate at the expiration of the Option Period, unless the Option terminates earlier pursuant to this Option Agreement.

3. ISO Status and Limitation. The Option granted hereunder is intended to be an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). However, if the aggregate fair market value of the shares of Common Stock (determined based on the value at the grant date) with respect to which the Option plus all other incentive stock options granted to the Participant (under all stock option plans of the Company and its parent and subsidiary corporations) are exercisable for the first time during any calendar year exceeds $100,000 (or such other limit that may apply under Section 422 of the Code), then the portion of the Option attributable to the shares with an aggregate fair market value in excess of such limit (determined in accordance with applicable rules under the Code) shall be treated as a nonstatutory stock option.

4. Exercise of Option. Subject to termination of the Option, the Option may be exercised in accordance with the following:

(a) The Option shall vest <insert vesting schedule>. Vesting on any such date is subject to the Participant’s continued service with the Company and its Subsidiaries through such date.

(b) The Option will become fully vested and exercisable in connection with a “Change in Control” (as defined in the Plan).

(c) To the extent vested, the Option generally will be exercisable until the expiration of the Option Period or earlier termination of the Option.

(d) No less than 100 shares of Common Stock may be purchased at any time unless the number of shares purchased at such time is the total number of shares for which the Option is then exercisable. Only whole shares of Common Stock may be purchased. Fractional shares will not be issued.

(e) The Participant may exercise the Option, to the extent vested and exercisable, by the delivery to the Company (or its designated representative) of a written notice of exercise (in the form and manner directed by the Company or its delegate) specifying the number of shares of Common Stock with respect to which the Option is to be exercised, accompanied by the aggregate exercise price for the shares of Common Stock and payment of, or provision for, all applicable withholding taxes (pursuant to Section 5 below). Unless otherwise provided by the Committee, the aggregate exercise price shall be payable to the Company in full (i) in cash or cash equivalents acceptable to the Company, (ii) subject to applicable law, by tendering previously acquired shares of Common Stock (or delivering a certification of ownership of such shares) having an aggregate fair market value at the time of exercise equal to the total exercise price (provided that the shares of Common Stock either were purchased on the open market or have been held by the Participant for a period of at least six months (unless such six-month period is waived by the Committee)), (iii) subject to applicable law and applicable rules and procedures, by means of a “cashless exercise” facilitated by a securities broker approved by the Company through the irrevocable direction to sell all or part of the shares of

Common Stock being purchased and to deliver the Option Price (and any applicable withholding taxes) to the Company, (iv) if approved by the Committee and subject to applicable law, by means of a “net share settlement” procedure, or (v) a combination of the foregoing. The Participant understands and acknowledges that the Participant may lose some or all of the federal income tax advantages associated with an “incentive stock option” if the Participant does not pay the Option Price with cash or cash equivalents.

(f) The Company may require that the Participant make such representations and agreements and furnish such information as the Company deems appropriate to assure compliance with applicable legal and regulatory requirements.

(g) The Participant agrees to notify the General Counsel of the Company in writing within fifteen days if the Participant disposes of any shares of Common Stock acquired pursuant to the Option within either two years of the date of grant of the Option or one year of the date the Participant exercised the Option with respect to such shares of Common Stock. At any time during such periods, the Company may place a legend or legends on any certificate(s) representing such shares of Common Stock requiring notification to the Company of any such transfers. The obligation of the Participant to notify the General Counsel of the Company of any such transfer shall continue even if a legend is placed on the applicable share certificate.

5. Payment of Withholding Taxes. Upon the Participant’s exercise of his or her Option with respect to any of the covered shares of Common Stock, the Participant shall pay or make provision for payment to the Company, through payroll or other withholding (which withholding the Participant hereby authorizes) or other means acceptable to the Committee and permissible under the Plan, the amount necessary to satisfy any federal, state or local tax and other withholding requirements that may arise in connection with or be due upon such exercise. The determination of the withholding amounts due shall be made by the Company and its Subsidiaries and shall be binding upon the Participant. If the amount requested is not paid, the Company may refuse to issue the Common Stock. Nothing in this Section shall be construed to impose on the Company and its Subsidiaries a duty to withhold where applicable law does not require such withholding.

THE PARTICIPANT ACKNOWLEDGES THAT HE OR SHE IS RESPONSIBLE FOR, AND IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISORS REGARDING, THE TAX CONSEQUENCES TO THE PARTICIPANT THAT MAY ARISE IN CONNECTION WITH THE OPTION AND ITS EXERCISE.

6. Termination of Service. If the Participant incurs a Termination of Service prior to the expiration of the Option Period, the Option shall terminate except as provided below:

(a) The Option shall terminate sixty (60) days from the Participant’s Termination of Service for any reason other than Cause, death, Disability or Involuntary Termination Without Cause.

(b) The Option shall terminate ninety (90) days from the Participant’s Involuntary Termination Without Cause.

(c) The Option shall terminate one (1) year from the Participant’s Termination of Service due to the Participant’s Disability.

(d) The Option shall terminate one (1) year from the Participant’s death if it caused the Participant’s Termination of Service or occurred during the exercise period following Termination of Service described in subsection (a), (b) or (c) above.

(e) The Option shall terminate immediately upon the Participant’s Termination of Service for Cause.

In the event the Option remains exercisable for a period of time following Termination of Service as described above, the Option may be exercised during such period of time only to the same extent the Option was vested and exercisable on the date of the Participant’s Termination of Service. Notwithstanding any extended exercise period following a Termination of Service, the Option will terminate earlier upon the expiration of the Option Period.

The Participant understands and acknowledges that, to obtain the federal income tax advantages associated with an “incentive stock option,” the Code requires that at all times beginning on the grant date of the Option and ending on the day three months before the date of the Option’s exercise, the Participant must be an employee of the Company or a parent or subsidiary corporation of the Company, except in the event of the Participant’s death or Disability. The Company has provided for extended exercisability of the Option under certain circumstances, but the Option will not necessarily be treated as an “incentive stock option” if, after employment terminates, the Participant continues to provide services to the Company or a Subsidiary as a consultant or as an employee of a non-corporate subsidiary or under certain other circumstances that may affect the status of the Option as an “incentive stock option” (for example, the exercise of the Option more than three months after the Participant’s employment terminates).

7. Transferability. The Option is not transferable by the Participant other than by will or the laws of descent and distribution. No assignment, pledge or transfer of the Option, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, except as described above, shall be effective; but immediately upon any such attempt to assign, pledge or transfer the Option, the Option shall terminate and be of no further force or effect.

8. Company Policies. The Option and the exercise thereof are subject to the terms and conditions of any policy regarding clawbacks, forfeitures, or recoupments adopted by the Company from time to time. Without limiting the foregoing, by acceptance of the Option, the Participant agrees to repay to the Company or any Subsidiary any amount that may be required to be repaid under any such policy.

9. Restrictive Covenants. In the event that the Company determines that the Participant has violated the terms of any secrecy, confidentiality, noncompetition, no-solicit and/or no-hire covenants or clauses contained in any agreement with the Company and/or one or more Subsidiaries, including but not limited to any Restrictive Covenants and Confidentiality Agreement (even if such covenants, clauses or agreements are held invalid or unenforceable), then (a) to the extent still outstanding, the Option shall immediately terminate upon such violation and (b) the Participant shall be required to immediately pay the Company an amount equal to the Participant’s gain associated with the exercise of all or any part of the Option both after such violation and within two (2) years prior to such violation, with such gain being determined based on the excess of the fair market value of the Common Stock at exercise over the exercise price, without regard to any subsequent increase or decrease in the value of the Common Stock. The Company and its Subsidiaries shall have the right to offset such gain against any amounts otherwise owed to the Participant by the Company or a Subsidiary (including, but not limited to, wages or other compensation, vacation pay, fringe benefits or pursuant to any other compensatory arrangement); provided, that any payment that constitutes nonqualified deferred compensation subject to Section 409A of the Code, as determined by the Company, shall be subject to offset only to the extent such offset would not give rise to a failure to comply with Section 409A of the Code. Notwithstanding the foregoing, nothing under this Section shall limit the Company’s or its Subsidiaries’ remedies under any such agreements containing secrecy, confidentiality, noncompetition, no-solicit and/or no-hire covenants or clauses or otherwise against the Participant for violations thereof.

10. Rights as Stockholder. The Participant shall have no rights as a stockholder of the Company with respect to any shares of Common Stock underlying the Option until the Participant shall have become the holder of record of such Common Stock following exercise of the Option. Subject to Section 11 below, no adjustments shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date that the Participant shall have become the holder of record of the shares of Common Stock acquired pursuant to the Option.

11. Adjustments. Subject to the Plan, in the event of a reorganization, recapitalization, stock split, stock dividend, extraordinary dividend, spin-off, combination of shares, merger, consolidation or similar transaction or other change in corporate capitalization affecting the Common Stock, equitable adjustments and/or substitutions, as applicable, will be made by the Committee to prevent the dilution or enlargement of rights, including adjustments to the number of shares of Common Stock covered by the Option and the applicable exercise price per share, as provided in the Plan. The Committee also will make adjustments in its discretion to eliminate any resulting fractional shares.

The existence of the Option does not affect in any way the authority of the Company and its stockholders to exercise their corporate rights and powers, including, but not by way of limitation, the right of the Company to authorize any adjustment, reclassification, reorganization, or other change in its capital or business structure, any merger or consolidation of the Company, the dissolution or liquidation of the Company, the issuance of securities with preference ahead of or affecting the Common Stock, or any sale or transfer of all or any part of its business or assets.

12. Securities Laws. Notwithstanding any provision herein to the contrary or in the Plan, the Company shall be under no obligation to issue any shares of Common Stock to the Participant upon exercise of the Option unless and until the Company has determined that such issuance is either exempt from registration, or is registered, under the Securities Act of 1933, as amended, and is either exempt from registration and qualification, or is registered or qualified, as applicable, under all applicable state securities or “blue sky” laws. Nothing in this Option

Agreement shall be construed to obligate the Company at any time to file or maintain a registration statement under the Securities Act of 1933, as amended, or to effect similar compliance under any applicable state laws with respect to the Common Stock that may be issued pursuant to this Option Agreement.

13. Personal Data. The Participant acknowledges that Plan participation and receipt of awards under the Plan (including the Option) involve the use and transfer, in electronic or other form, of personal data about the Participant between and among the Company, its Subsidiaries and third-party service providers. This data may include, but is not limited to, the Participant’s name, home address, telephone number, date of birth, social security number, information regarding securities of the Company held by such Participant, and details of awards granted to the Participant under the Plan, including the Option. By accepting the Option, the Participant consents and agrees that the Company and its Subsidiaries may transfer such data to third parties assisting the Company in the administration and management of the Plan, the Option and the Participant’s participation in the Plan, including any requisite transfer of such data to a broker or other third party with whom the Company or the Participant may deposit any shares of Common Stock.

14. Resolution of Disputes; Interpretation. Any question of interpretation, dispute or disagreement that arises under, or as a result of, this Option Agreement shall be determined by the Committee in its absolute and uncontrolled discretion, and any determination or interpretation by the Committee in connection with this Option Agreement shall be final, binding and conclusive on all parties affected thereby.

15. Miscellaneous.

(a) Binding on Successors and Representatives. Subject to applicable transfer restrictions applicable to the Participant, this Option Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company and the Participant’s heirs, executors, administrators, personal representatives, and assigns; and the parties agree, for themselves and their successors, representatives and assigns, to execute any instrument that may be necessary legally to effect the terms and conditions of this Option Agreement.

(b) No Employment Rights. Nothing contained in this Option Agreement shall confer upon the Participant any right to continue in the employ or service of the Company or any Subsidiary nor interfere with or limit in any way the right of the Company or a Subsidiary to terminate the Participant’s employment by, or performance of services for, the Company or Subsidiary at any time.

(c) Entire Agreement. This Option Agreement together with the Plan constitute the entire agreement of the parties with respect to the Option and supersede any previous agreement, whether written or oral, with respect thereto. This Option Agreement has been entered into in compliance with the terms of the Plan; wherever a conflict may arise between the terms of this Option Agreement and the terms of the Plan, the terms of the Plan shall control.

(d) Amendment. Except as otherwise provided in the Plan, neither this Option Agreement nor any of the terms and conditions herein set forth may be altered or amended orally, and any such alteration or amendment shall be effective only when reduced to writing and agreed to by each of the parties hereto or their respective successors and assigns.

(e) Construction of Terms. Any reference herein to the singular or plural shall be construed as plural or singular whenever the context requires.

(f) Notices. Except as otherwise provided in Section 4, all notices required and permitted to be given hereunder shall be in writing and shall be deemed to have been given (i) if delivered by hand, when so delivered, (ii) if sent by overnight express service, one (1) business day after delivery to such service, or (iii) if mailed by certified or registered mail, return receipt requested, three (3) days after delivery to the post office. In each case, all notices shall be addressed to the intended recipient as follows or at such other address as is provided by either party by notice to the other:

If to the Company:	With a copy to:

Sonic Automotive, Inc.	Sonic Automotive, Inc.
Attention: Chief Financial Officer	Attention: General Counsel
4401 Colwick Road	4401 Colwick Road
Charlotte, NC 28211	Charlotte, NC 28211

If to the Participant:

The Participant’s address appearing in the Company’s records.

(g) Governing Law. This Option Agreement shall be governed by, and construed in accordance with, the laws of the State of North Carolina, without regard to its principles of conflict of laws. The parties agree that any action, suit or proceeding arising out of or related to this Option Agreement shall be instituted in the state or federal courts sitting in Mecklenburg County, North Carolina.

(h) Severability. The invalidity or unenforceability of any particular provision of this Option Agreement shall not affect the other provisions hereof, and the Committee may elect in its discretion to construe such invalid or unenforceable provision in a manner which conforms to applicable law or as if such provision was omitted.

(i) Electronic Delivery and Acknowledgement. The Participant acknowledges and agrees that the Company may, in its discretion, deliver documents related to the Option and participation in the Plan (including, without limitation, this Option Agreement, Plan documents and disclosures that may be required by the Securities and Exchange Commission) by electronic means, including through an on-line or electronic system (including by posting them on a website) established and maintained by the Company or a third party designated by the Company, and the Participant consents to receive documents in such manner. Regardless of whether the Company delivers and permits or requires acceptance of this Option Agreement electronically, the Participant agrees to be bound by all terms and provisions of this Option Agreement and the Plan.

IN WITNESS WHEREOF, the parties hereto have executed this Option Agreement effective as of the day and year first written above.

SONIC AUTOMOTIVE, INC.	PARTICIPANT: <NAME>

By:

Title: